Exhibit 99.6

WINTERGREEN ADVISERS

October 29, 2008 VIA FEDERAL EXPRESS

Mr. William H. McMunn

President and CEO Mr. William H. Davison

Chairman, Governance Committee Consolidated-Tomoka Land Co. 1530 Cornerstone Boulevard, Suite 100 Daytona Beach, FL 32117

Dear Messrs. McMunn and Davison;

We are in receipt of Mr. McMunn’s letter dated October 17, 2008 and Mr. Davison’s dated October 24, 2008, each addressed to me.

Mr. Davison’s letter refers to the vacancy on CTO’s board of directors. As you are aware, this vacancy was created by the retirement of Bob Allen effective April 23, 2008. Although Wintergreen Advisers, LLC proposed three candidates for directors in February, 2008, and formally nominated one candidate and two substitutes for this vacancy in May, 2008, CTO has not filled this board seat in the six months since it became vacant. While we appreciate CTO soliciting our opinion regarding this board vacancy, we believe that all shareholders would have benefited had the vacancy been filled in a more timely manner.

As requested by both of you in your letters, representatives of Wintergreen are prepared to meet with CTO management to discuss the board vacancy and other issues affecting CTO. In order to prepare for the discussion regarding the board vacancy, we request that you send us information regarding the two candidates for the board vacancy. The information should consist of all information the Governance Committee has considered, including, but not limited to, any questionnaires completed by the candidates, the candidates CV’s, and descriptions of any business or other relationships between the candidates and the directors or officers of CTO, Wintergreen agrees to hold this information in confidence.

Wintergreen Advisers, LLC | 333 Route 46 West | Suite 204 | Mountain Lakes, NJ 07046

Mr. William H. McMunn Mr. William H. Davison October 29, 2008

Representatives of Wintergreen are available to meet with you by teleconference on November 5th at 1pm or November 13th at 1pm. Please let me know if representatives of CTO will be available on either of those dates. Thank you.

Sincerely yours,

/s/ David J. Winters

David J. Winters, CEO Wintergreen Advisers, LLC